Exhibit 4.24

Equity Investment Contract

Beijing Quhuo Technology Co., Ltd.

AND

Luo Haizhou

AND

Lailai Information Technology (Shenzhen) Co., Ltd.

AND

Shenzhen Taohaohuo Technology Partnership (Limited Partnership)

Changsha Xiangjiang Qifu Hongtai Private Equity Fund Enterprise (Limited Partnership)

October 2020

This Equity Investment Contract (this “Contract”) is made and entered into in Beijing, China on October 12, 2020 (the “Date of Signing”) by and among:

(1)

Beijing Quhuo Technology Co., Ltd., a limited liability company organized and validly existing under the Laws of China, with its registered address at Floor 3, Area D, Tonghui Building, Sihui East, Chaoyang District, Beijing (“QH Group”);

(2)

Lailai Information Technology (Shenzhen) Co., Ltd., a limited liability company organized and validly existing under the Laws of China, with its registered address at Room 4010, Floor 4, Beike Building, No. 59 South High-tech Ninth Road, High-tech Zone Community, Yuehai Street, Nanshan District, Shenzhen (the “Target Company”);

(3)	Luo Haizhou, a Chinese natural person, with ID No. of **** (the “Founder”);

(4)

Shenzhen Taohaohuo Technology Partnership (Limited Partnership), a partnership organized and validly existing under the Laws of China, with its registered address at Floor 3, R1-A Modern Building, No. 23 South High-tech Fourth Road, South Zone of High-tech Industrial Park, Yuehai Street, Nanshan District, Shenzhen (“Taohaohuo”);

(5)

Changsha Xiangjiang Qifu Hongtai Private Equity Fund Enterprise (Limited Partnership), a partnership organized and validly existing under the Laws of China, with its registered address at Floor 3, Building 13#, Xiangjiang Foundation Town, No. 188 Binjiang Road, Guanshaling Street, Yuelu District, Changsha, Hunan (cluster registration) (“Qifu Ventures”).

The Founder and Taohaohuo are hereinafter collectively referred to as the “Management Shareholders”, and the “Management Shareholders” and “Qifu Ventures” are hereinafter collectively referred to as the “Original Shareholders”.

WHEREAS

A

The Target Company carries out flexible labor service business (the “Business”) in the hotel and catering industry in China, with its major customers listed in the annex. “Luo Haizhou” is the actual controller and Founder of the Target Company on the Date of Signing hereof. Now due to the need of Business development, the Target Company intends to introduce the investment of Beijing Quhuo Technology Co., Ltd in accordance with the terms and conditions of this Contract.

B

Based on the terms and conditions agreed in this Contract, QH Group hopes to hold more than 51% of the equity of the Target Company, so it increases the capital to and purchases the Target Company. The Target Company and the Original Shareholders of the Target Company agree to sell equity to QH Group and agree that QH Group increases capital to the Target Company.

(QH Group, the Founder, the Target Company and the Original Shareholders are hereinafter collectively referred to as the “Parties” and individually as a “Party”.)

NOW THEREFORE, the Parties agree as follows.

Article 1 Definitions

1.1	Definitions

Unless otherwise defined in this Contract, the following words shall have the following meanings:

“Encumbrance”	means any mortgage (whether fixed or floating), pledge, lien, guarantee, assignment, trust mortgage, retention of title, security interest or any other third party right of any kind to guarantee or grant a priority right in respect of repayment of any debt of any Subject; any lease, sublease, occupancy agreement, easement or agreement granting the right of use or occupancy to any Subject; any power of attorney, letter of authorization, voting trust agreement, interest, option, priority, right of negotiation, or right of first refusal or restriction on assignment in favor of any Subject; and any adverse claim of ownership, possession or use.

“Law”	means all national, provincial, local or similar written laws, decrees, regulations, rules, codes, orders, guidelines, judicial interpretations or normative documents of China and other countries/province/regions.

“Liabilities”	mean any and all debts, liabilities and obligations, whether cumulative or fixed, absolute or contingent, due or undue, defined or ascertainable, including but not limited to debts, liabilities and obligations arising out of any Law, Claim or Government Order, contract, agreement, arrangement, covenant or commitment.

“Industrial and Commercial Bureau”	means the administrative bureau for industry and commerce or its branch having jurisdiction to register, record and issue the business license for domestic companies in accordance with the Laws of China.

“Business Day”	means any day other than Saturday, Sunday and other days on which banks are required or authorized by Law to be closed in China.

“Affiliate”	with respect to any particular Subject (other than an individual), means any other Subject that directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is jointly Controlled by others with that particular Subject. “Control” in the foregoing provision (including “Controlled”, “jointly Controlled” and other terms with relevant meanings) means: to hold, directly or indirectly, by voting securities, contract or otherwise, more than fifty percent (50%) of the voting shares, registered capital or other equity interest of such Subject, or to appoint a majority of the managers or members of the management committee, the board of directors or a decision-making body of equivalent standing. With respect to any individual, it means the person’s spouse, parents, children, siblings, spouse’s parents and spouse’s siblings.

“Core Management”	means the core management personnel who are important to the operation and management of the Target Company’s Business as jointly determined in writing by QH Group and the Target Company, as detailed in Annex 5 to this Contract.

“Transaction Documents”	mean this Contract, the amended Articles of Association and all other agreements and documents to be signed and performed for the purpose of completing the investments and transactions hereunder.

“Trade Secret”	means any technical and business information that is exclusive to the Parties, not known to the public, restricted by confidentiality measures taken by one Party, and which can bring economic benefits to the Party and is of practical use, including but not limited to: their respective organization structure, business activities (including financial information, customer list and Business policy), technology, issued or unissued software or hardware products, any marketing or promotion related confidential information (including any excerpts, summary of such information or other derivative information), regardless of the form in which such information is stored or transmitted.

“Tax”	means any and all taxes, expenses, levies, tax payment, duties and other charges of any kind (together with any and all interest, penalties, surcharges and additional monies thus levied) imposed by any government or tax authority, including but not limited to taxes or other charges levied on income, concessions, contingent gains or other profits, gross income, property, sales, use, wages, employment, social security, unemployment compensation or net worth; taxes or other charges of the nature of consumption and use taxes, withholding taxes, transfer taxes, value added taxes or profits taxes; licensing, registration and documentation fees; and duties, taxes, and similar charges.

“Claim”	means any claim, action, complaint, arbitration, inquiry, proceeding or investigation brought by or against any Government Department.

“Amended Articles of Association after Closing”	means the amended Articles of Association after the completion of Closing which are in the same form and substance as Annex 3 hereto and are satisfactory to the Parties.

“Government Department”	means any national, provincial, local or similar government, governmental, regulatory or administrative agency, department or commission or any court, tribunal or judicial or arbitral body of China and other countries.

“Government Order”	means a writ, judgment, injunction, ruling, regulation, decision or award made by or in conjunction with any Government Department.

“Intellectual Property”	means all patents, trademarks, service marks, registered designs, domain names, utility models, copyrights, inventions, Trade Secrets, brand names, database rights, trade names, any similar rights in any country and interests in the foregoing (whether registered or not, in any case including an application for the grant of any of the foregoing rights and the right to apply for any of the foregoing rights anywhere in the world).

“China”	means the People’s Republic of China, which, for the sole purpose of this Contract, only means the mainland China and excluding Hong Kong, Macao and Taiwan.

“Material Adverse Effect”	with respect to any Target Company, means any incident, event, fact, condition, change or development which, singly or in conjunction with any other circumstance, has or could reasonably be believed to have a material adverse effect on the Business, prospects, operations, financial condition, assets or Liabilities, employee relations, customer or supplier relations or other condition of the Target Company, or material injury to the ability of the Target Company to perform its principal obligations under this Contract or any other contract (if applicable) of the Target Company. In addition, any adverse effect which, singly or in conjunction with any other circumstance, is directly or indirectly caused on the Target Company with any loss in excess of RMB One Hundred Thousand (RMB100,000) or an equivalent amount in other currency shall constitute a material adverse effect on the Target Company.

“Subject”	means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity.

“Major Contract”	means all contracts and agreements which are material to the Target Company or its Business or whose absence would have a Material Adverse Effect, whether or not entered into in the ordinary course of Business.

“Company Intellectual Property”	means all Intellectual Properties legally and beneficially owned by the Target Company.

“Target Company”	means the Target Company and all Subjects that the Target Company Controls and can exert significant influence.

“Post-Closing Articles of Association”	means the Articles of Association which shall be performed after Closing as jointly confirmed by QH Group, the Target Company and the Management Shareholders and which are attached to this Contract.

“QH Group’s Consent”	for the purpose of this Contract, shall also apply to the interpretation of other expressions relating to the decision of QH Group, including but not limited to “written consent of the investor” and “QH Group’s approval”.

“Business Objective”	means the business objective that the Target Company and the Founder commit to QH Group.

“QH Shares”	mean shares issued by QH Group on NASDAQ, with share code of QH.US

1.2	Interpretation

1.2.1

Headings used in this Contract are for reference only and shall not affect the meaning or interpretation of any provision hereof. Any reference to any term or annex herein shall mean a term or annex hereof. The annexes shall form an integral part of this Contract. Unless otherwise stated, any reference to a day, month or year herein shall mean a calendar day, calendar month or calendar year.

1.2.2

“Herein”, “hereunder” and other statements and similar quotations used in this Contract shall refer to the whole instead of any special provisions of this Contract. Unless this Contract expressly provides for the use of “including”, whether or not it contains “but not limited to”, it shall be deemed to include the entirety of any other term.

Article 2 Investment and Closing

2.1	Investment

2.1.1

The equity structure of the Target Company on the Date of Signing hereof is detailed in Annex 1. The equity structure of the Target Company after Closing (as defined below) of the transactions hereunder is detailed in Annex 2.

2.1.2

Subject to the terms and conditions set forth herein, in particular the Closing conditions set forth in Article 2.2 hereof, the Founder and the Target Company agree to accept the investment made by QH Group in the Company.

QH Group shall receive respectively the registered capital of RMB470,220 held by Luo Haizhou, RMB352,665 held by Shenzhen Taohaohuo Technology Partnership (limited partnership), and RMB351,098 held by Changsha Xiangjiang Qifu Hongtai Private Equity Fund Enterprise (Limited Partnership) (collectively the “Transfer of Original Equity”).

QH Group shall pay the consideration for the Transfer of Original Equity in both cash and QH Shares, as detailed below:

Shareholder	Amount of Transferred Registered Capital	Cash Consideration	Number of QH Shares Paid (Shares)
Luo Haizhou	RMB470,220	RMB9,600,000	614,889
Shenzhen Taohaohuo Technology Partnership (limited partnership)	RMB352,665	RMB7,200,000	461,167
Changsha Xiangjiang Qifu Hongtai Private Equity Fund Enterprise (Limited Partnership)	RMB351,098	RMB8,500,000	281,703

Upon completion of the Transfer of Original Equity, QH Group shall increase its capital by RMB15,000,000 (the “Increased Capital”) and subscribe for the increased registered capital of the Target Company of RMB220,415. Upon completion of Closing, QH Group shall hold a total of 54.2248% of the equity of the Target Company.

2.1.3	The Parties confirm and agree that the investment fund of QH Group shall be used:

(1)	to supplement operating cash flow for the primary Business of the Target Company;

(2)

in strict accordance with the above provision. The investment fund and its earnings shall only be used for the operation and development of the primary Business of the Target Company and shall not be used to repay or settle the debts of the Target Company to its shareholders, directors, employees or other companies or personnel that are in any relation with such parties.

2.2	Closing

2.2.1	Completion of Closing

The Closing shall be deemed to have been completed after QH Group pays cash consideration for the Increased Capital and the Transfer of Original Equity as agreed herein.

2.2.2	Conditions for Closing

QH Group’s obligation to complete the Transfer of Original Equity and pay for the Increased Capital in accordance with relevant regulations shall be conditionally upon the satisfaction of the following conditions. QH Group may waive any condition (affecting its rights under this Contract or under Law with respect to its remedies) by a written agreement. The Parties agree that immediately upon signing of this Contract, related Parties shall initiate or take appropriate action for satisfaction of the following Closing conditions:

(1)

Representations, warranties and undertakings: The representations and warranties of the Management Shareholders and the Target Company hereunder are true, accurate, complete and not misleading in all material respects at the time they are made and as of the Closing Date, and the Founder, the Management Shareholders, the Target Company and each Target Company have performed or complied with all warranties, covenants and obligations that the Transaction Documents require them to perform or comply with. There have not been one or more events that would have a Material Adverse Effect on the Target Company, and it is reasonably expected that no such event that would have a Material Adverse Effect would occur.

(2)

Core Management: The Core Management (see Annex 5 for details) and key personnel (see Annex 6 for details) have all signed with the corresponding Target Companies to the satisfaction of QH Group in both substance and form: (a) labor contract, the term of which signed by the Core Management and the corresponding Target Company shall be at least seven (7) years; (b) confidentiality and Intellectual Property agreement, which shall at least provide that all Intellectual Properties arising during their employment with the company and the Target Company shall be owned by the corresponding company; and (c) non-competition agreement, in which they shall at least agree not to compete with or recruit from the Target Company during the period when they hold equity and/or post in the company, and within two (2) years after they cease to hold equity and QH Shares or resign from the company (whichever occurs later).

(3)	Due diligence: QH Group has completed, to its satisfaction, all due diligence on commercial, financial and Legal aspects of the Target Company.

(4)

Consent and approval: The Target Company shall have obtained all internal and external authorizations, consents, orders and approvals satisfactory to the Parties in substance and form to the extent necessary or required for the completion of the capital increase and equity transfer agreed herein, including approvals and registrations of the Government Departments and all third-party consents necessary for the conclusion, execution and performance of the Transaction Documents. Such authorizations, consents, orders, approvals and registrations shall remain in full force and effect and shall not materially modify the provisions of the Transaction Documents.

(5)

The Target Company has passed a resolution of the shareholders’ meeting to restructure the board of directors. After the restructuring, the Target Company will not have a board of directors but have an executive director who is appointed by QH. Unless otherwise agreed by QH Group, the board of directors of the subsidiaries of the Target Company shall be established in accordance with the composition of the board of directors of the Target Company;

(6)	The Target Company has provided the operating budget for 2021-2023 that is satisfactory to QH Group.

2.2.3	Closing

(1)

Subject to compliance with the terms and conditions of this Contract, the Closing of the transactions hereunder shall be completed on the tenth (10th) Business Day (the “Closing Date”) after the Closing conditions are proved to be satisfied or waived by QH Group (other than those which under the terms are to be satisfied on the Closing Date).

The Target Company shall, within two (2) Business Days following the satisfaction of the conditions for Closing (other than those which under the terms are to be satisfied on the Closing Date), deliver a written notice to QH Group informing that such conditions have been satisfied, and provide all supporting documents to the satisfaction of the Parties and details of the accounts used by the company and the Original Shareholders to receive the cash consideration for the Transfer of Original Equity and the payment for the Increased Capital from QH Group.

(2)

Closing by cash: QH Group shall, on the Closing Date, transfer the cash consideration and the Increased Capital by telegraphic transfer to the account designated by the company in writing in the form of immediately available RMB funds. Upon payment by QH Group to the account designated by the company and receipt of the full amount by the company and the Original Shareholders, QH Group shall be deemed to have fully performed its obligation of payment hereunder.

After Closing by cash, the Target Company shall or shall cause other related Parties to deliver the following documents to QH Group separately on the Closing Date:

(a)	a receipt of the payment, showing that the recipient has received the payment from QH Group;

(b)

a register of shareholders bearing the official seal and signature of the legal representative of the Target Company, showing that the Parties have registered in the register of shareholders the same proportion of equity as set out in Annex 2 and that there are no Encumbrances on the equity of the Target Company;

(c)	capital contribution certificate of shareholders, showing that QH Group’s equity ratio is as set out in Annex 2;

(d)

original resolution duly and validly passed at the shareholders’ meeting of the Target Company, showing that: it has approved and authorized the conclusion of this Contract and has consented to the capital increase and equity transfer provided for herein; the amended articles of association have been adopted; the composition of the new board of directors has been adopted; the original must be confirmed by the legal representative and affixed with the official seal of the Target Company;

(e)	originals of this Contract, the amended articles of association and other attachments necessary for completion of Closing signed by the Parties concerned;

(f)

a letter of consent or similar document of the Original Shareholders of the Target Company agreeing to waive their pre-emption rights and rights of first refusal in respect of the capital increase and equity transfer;

(g)	all the information required for industrial and commercial change;

(h)

a certificate signed by the Target Company, the Founder and the legal representative and affixed with the official seal of the Target Company, showing that all the conditions set forth in Paragraph 2.2.2 have been satisfied;

(i)	other approvals, certificates and documents to be delivered to show that all the conditions set forth in Paragraph 2.2.2 have been satisfied.

(3)

Partial Closing of QH Shares: After Closing by cash, QH Group shall arrange relevant intermediaries to carry out the private placement of QH Shares. The Original Shareholders shall cooperate in, including but not limited to, information disclosure, relevant administrative review and filing (if any), and signing of relevant documents:

(a) For Qifu Ventures, QH Group shall arrange Qifu Ventures or designated Subject to receive the issued 281,703 QH Shares at one time and apply for lockup during the restricted shares trade period of not less than 6 months according to the arrangement of the intermediaries.

(b) For the Management Shareholders, QH Group shall issue QH Shares pool of 1,076,056 shares at one time, but they shall not temporarily be held by the Management Shareholders after Closing. QH Group shall pay to the Management Shareholders year by year according to the arrangement agreed herein and apply for lockup during the restricted shares trade period of not less than 12 months according to the arrangement of the intermediaries after payment each year.

Special note: If it involves review and filing of US regulatory authorities or Chinese regulatory authorities, QH Group shall use commercially reasonable efforts to assist the Original Shareholders, and the Original Shareholders shall use commercially reasonable efforts to unconditionally cooperate. However, the Original Shareholders acknowledge and understand that QH Group cannot make any undertaking or warranty regarding the feasibility or outcome of the above matters.

If, within 12 months after the Target Company completes the industrial and commercial change of the Transfer of Original Equity of Qifu, Qifu Ventures fails to actually acquire QH Shares equivalent to those in this Article, Qifu Ventures may require QH Group to make cash compensation of equal value in full or in difference at USD10/share.

(4)	Commitment to restricted shares trade period of QH Shares held by the Original Shareholders:

Qifu Ventures commits not to sell its QH Shares within 6 months from the date of acquisition;

The Management Shareholders commit not to sell its QH Shares within 12 months from the date of acquisition in accordance with Paragraph (3) above each year.

The Original Shareholders acknowledge and understand that the commitment and lockup shall be in accordance with the requirements of the relevant regulatory authorities and the exchange on shares issuance and lockup, and the final details shall be subject to the relevant documents on shares issuance and lockup.

2.2.4

Upon completion of Closing, the Target Company shall complete the formalities for industrial and commercial change within 30 days and obtain the business license for the change. After the change, QH Group shall hold 54.2248% of the registered equity of the Target Company.

The Target Company shall, within fifteen (15) Business Days after the Closing Date, engage a qualified accounting firm in China to conduct capital verification and issue a capital verification report on the Increased Capital of QH Group, and submit the capital verification report to QH Group.

Article 3 Business Commitments and Management’s Share Payment Arrangements

3.1	Business Commitments and Management’s Share Payment Arrangements

The operating performance budget of the Target Company and the Management Shareholders for 2021-2023 confirmed by QH Group is shown in Annex 7.

According to the operating budget, the commitments of the Target Company and the Management Shareholders to the audited direct revenue and overall after-tax net profit of the Target Company for 2021-2023 are as follows:

	Direct Revenue of the Target Company (RMB10,000)	Net Profit of the Target Company (RMB10,000)
Audited for 2021	27,243	1,346
Audited for 2022	42,499	1,856
Audited for 2023	64,456	2,723

The Management Shareholders shall get a total of 1,076,056 QH Shares in this equity transfer. As agreed by the Management Shareholders and QH Group, QH Group shall pay QH Shares in three installments according to the achievement of the above audited performance every year from 2021 to 2023. The specific payment arrangements are as follows:

Number of QH Shares actually paid to the Management Shareholders in the first installment = Percent of performance achieved in 2021 (％) * [1,076,056] * 30%

Number of QH Shares actually paid to the Management Shareholders in the second installment = Percent of performance achieved in 2023 (％) * [1,076,056] * 30%

Number of QH Shares actually paid to the Management Shareholders in the third installment = Percent of performance achieved in 2023 (％) * [1,076,056] * 40%

The Founder and Taohaohuo shall distribute such QH Shares in proportion to the registered capital transferred in this transaction.

3.2	Calculation Method of Percent of Annual Performance Achieved

(1) If “the percent of net profit achieved by the Target Company” is greater than or equal to 70%:

Percent of performance achieved in the year = Percent of audited direct revenue achieved

(2) If “the percent of net profit achieved by the Target Company” is lower than 70%:

Percent of performance achieved in the year = “Percent of direct revenue achieved” or “Percent of net profit achieved by the Target Company” (whichever is lower)

Where:

Percent of direct revenue achieved = Audited direct revenue actually achieved in the year/Direct revenue committed for the year

Percent of net profit achieved by the Target Company = Audited after-tax net profit of the Target Company actually achieved in the year/After-tax net profit of the Target Company committed for the year

Article 4 Pre-Closing Undertakings

4.1	The Management Shareholders and the Target Company shall, from the Date of Signing hereof to the Closing Date, ensure that:

4.1.1

In the course of daily operations, the Target Company shall conduct, develop, maintain and sustain its operations, ensure that all Government Department approvals are fully valid, enable its employees, agents and representatives to continue to provide services, require its Core Management and other employees to devote all their working hours to the work of the Target Company, maintain good goodwill with suppliers, customers and other entities that have Business relationships with the Target Company, and maintain the assets and books, records and documents of the Target Company.

4.1.2	Unless otherwise agreed in the Transaction Documents, without the written consent of QH Group, the Target Company shall not, prior to the Closing:

(1)	Change the equity and management structure;

(2)

Declare, make or pay any dividend or other distribution, incur any capital expenditure (other than payments made in the course of daily operations), make any loan, deposit or investment to any other Subject, or provide security for any loan or debt, sell, lease or otherwise transfer its security interest, assets, property or Business, or create any Encumbrance on such security interest, asset, property or Business, or do or permit to do any act that makes its financial and asset position less favorable than it was before the signing of this Contract;

(3)	Acquire, directly or indirectly, any assets, security interest, property, interest or Business (whether by merger, share acquisition, asset acquisition or other means), or borrow any money;

(4)

Engage in any act or matter that may cause a material change in the substance or scope of its operations or have a Material Adverse Effect on its Business or financial condition, including but not limited to consent to any modification or termination of any existing Major Contract to which it is a party (other than automatic termination according to the term of such contract) or any amendment to the terms and conditions of the labor or service contracts of any Core Management (including remuneration and other benefits), provision or consent to provision of any gratuitous payment or advantage to any such person or to any person dependent upon it, or dismissal of any employee or employment or appointment of any other employee, except as required by applicable Law of China or for the purpose of complying with applicable Law of China and satisfying the Closing conditions set forth in Article 2.2.1(2) in the course of daily operations;

(5)	Delay the payment of any trade debt after the expiration of the period of the claim authorized by the relevant creditor or during such period extended by the creditor;

(6)

Conduct, propose or settle any lawsuit, investigation, arbitration, settlement or other claim involving or against it, its officers or directors or in connection with the transactions contemplated under this Contract.

4.1.3	The Management Shareholders and the Target Company shall not, after the signing of this Contract and before the Closing:

(1)	Dispose of any interests of the equity of the company in the transfer of the equity held by them or perform any act or matter that may impose any Encumbrance on the said equity;

(2)	Permit the company to pass any resolution (other than those in the course of daily operations or for the purpose of completing the transactions contemplated under the Transaction Documents);

(3)	Perform or omit or cause or permit to perform or omit any act or matter which will give rise to (or may give rise to) a breach of any representation and warranty.

4.2

As of the Closing Date, the Target Company shall ensure that QH Group, its agents or representatives have full and complete access to the property of the Target Company, its books and records, and such other information as QH Group may require in connection with the Business and affairs of the Target Company.

Article 5 Corporate Governance and Shareholders’ Rights

Unless otherwise agreed herein, upon completion of Closing, the Target Company undertakes to QH Group as follows:

5.1	Use of the Increased Capital

It will take all necessary actions to ensure that the Target Company will only use the Increased Capital for the purposes set forth herein and other matters approved in writing in advance by QH Group, and shall not use it for foreign borrowing, share market or other expenditures not consistent with the Business objective of the Target Company.

5.2	Financial Administration and Management

(1)

The financial department of QH Group shall be responsible for the daily financial management of the Target Company, and the management of the financial department of the Target Company shall report to the chief financial officer of QH Group;

(2)

On the basis of the joint determination of post establishment and remuneration mechanism by QH Group and the Target Company, the right to appoint and remove personnel other than the Founder, Tan Liansheng and financial staff shall belong to the Founder of the Target Company;

5.3	Financial Transfer

(1)	The Management Shareholders and the Target Company shall fully cooperate with the financial department of QH Group in transfer;

(2)	If accounting vouchers have not been filled in for Business that has been accepted, they shall be completed.

(3)	The accounts not yet registered shall be completed and signed by the person handling them after the last balance is registered;

(4)	All materials to be transferred shall be sorted out, and the unfinished matters shall be put in writing.

(5)

A detailed transfer list shall be prepared to list the accounting vouchers, accounting books, accounting statements, seals, cash, securities, checkbooks and invoices to be transferred, as well as all kinds of documents, other financial and accounting materials and articles. In the departments that carry out computerization, the personnel engaged in such work shall also list accounting software and passwords, accounting software data disks and relevant materials, and physical objects in the detailed transfer list.

(6)	Other financial-related demands of QH Group.

5.4	Compensation and Performance Management

After QH Group holds the equity, the Target Company shall submit the full compensation and performance plan for 2021. Thereafter, it shall be submitted to the board of directors of the Target Company together with the annual financial budget every year and can only be implemented after being approved.

5.5	Designated System

The Target Company shall use the OA management system of QH Group in daily operation, and QH Group shall provide training and guidance for system implementation.

5.6	Notification of Specific Events

The company shall immediately notify QH Group of any circumstances which may indicate, show or cause any representation, warranty or undertaking of the Management Shareholders and the Target Company to be materially inaccurate, untrue or misleading now or in the future, to be in breach in any material respect, or which may have a Material Adverse Effect on the assets or Business of the Target Company.

5.7	Non-competition

The Founder and the management of the Target Company undertake to QH Group that they will not and shall ensure that their Affiliates will not, directly or indirectly, as parties or for their own purposes, individually or jointly with others, as holders or representatives of any shares or any individual business interests or through any other person (including as shareholder, director, partner or any such person’s agent), participate in any Business that may be in competition with that of QH Group and the Target Company.

5.8	Compliance Management

The Management Shareholders and the Target Company shall cause the Target Company, in material respects after the Closing, to: (i) comply with the continuous improvement of corporate governance in all aspects, including but not limited to Business management, contract management, finance, accounting, tax and labor, and ensure the independence of the company in its operation and management and decision-making (including but not limited to personnel management and financial management), including but not limited to not conducting related transactions without QH Group’s Consent; (ii) carry on its Business at all times in accordance with applicable Law and good business practice; (iii) take all necessary measures to protect the Intellectual Properties of the Target Company and use any Intellectual Properties (including office software) in a lawful manner; (iv) withhold and pay in full and on time all social insurance and housing provident funds payable by all employees in accordance with applicable Laws, and pay in full and on time the social insurance and housing provident funds payable by the company for all employees in accordance with applicable Laws; (v) comply with the requirements of Laws of China in any tax declaration (including but not limited to income tax and value-added tax) of the Target Company.

5.9	Liquidation Priority

Where a liquidation event (as defined below) occurs after the Closing, in the total distributable property or transfer income of the Target Company at the time, QH Group shall have the right of preference to other shareholders of the Target Company to receive an amount equal to 100% of its investment (the “Preferred Liquidation Amount”). After deducting the generated but unpaid earnings (including but not limited to dividends and bonuses), the total remaining distributable property or transfer price shall be distributed to all shareholders (including QH Group) in proportion to their respective shareholding (excluding unallocated employee options).

A preferred liquidation event is defined as follows:

(1) The Target Company goes into liquidation, bankruptcy or other similar proceedings in accordance with the Law or the resolution of the shareholders’ meeting;

(2) The Target Company sells controlling interest, core Intellectual Properties or core Business assets to a third party other than QH Group;

(3) The Founder and Tan Liansheng resign or have been unable to perform their duties for 3 months;

(4) Although urged by QH Group, the Target Company has not held the shareholders’ meeting for 12 consecutive months;

(5) The management of the Target Company, including the Founder, commits a major breach of contract and causes losses to the Target Company or QH Group;

(6) Other events that cause the Target Company to be unable to continue operating occur.

5.10	Pre-emptive Right

If the Target Company increases the registered capital in the future, QH Group shall have the right to take priority over other shareholders to subscribe for the increased registered capital in proportion according to the same terms and conditions.

5.11	Right of First Refusal

If other shareholders of the Target Company intend to transfer all or part of the equity of the Target Company held by them (except for the transfer of equity due to the employee equity incentive plan), QH Group shall have the right of first refusal.

5.12	Protective Provisions

(1)

Without prior written approval of QH Group, the Management Shareholders and the shareholders’ meeting of the Target Company shall not, and shall all of their branches/subsidiaries to not, directly or indirectly, take any of the following actions:

(a)	to modify the Articles of Association of the company;

(b)	increase or decrease the registered capital of the company;

(c)	to merge, divide, suspend or dissolve the company;

(d)	to change the corporate form, business scope and protective provisions of the company;

(e)

to cause the company to undertake any form of subsequent financing (whether equity financing or debt financing), including the determination of any terms or conditions of such financing and the selection of investors;

(f)	to change the composition and number of members of the company’s board of directors or change the executive director.

(2)

Without prior written approval of the executive director appointed by QH Group, the Target Company shall not, and shall cause its subsidiaries not to, directly or indirectly, take any of the following actions:

(a)	to change the company’s primary business, or engage in any new business different from the existing business, prepare or revise the company’s annual budget or business plan;

(b)

to appoint or dismiss the general manager, the heads of business units, the deputy managers, the CFO and the secretary of the Board of Directors of the company, to change the position or dismiss the Founder and Tan Liansheng, determine their remuneration, and prepare, amend or terminate any share incentive plan of the company and any share issuance thereunder;

(c)	to invest to set up subsidiaries, sell subsidiaries or invest abroad, acquire and merges other enterprises;

(d)

to borrow loans from banks or other financial institutions or non-financial institutions with a single or cumulative amount of more than RMB 500,000 in any accounting year, or purchase, sell or otherwise dispose of asset with a single or cumulative amount of more than RMB 500,000 in any accounting year, or conduct related-party transactions with its shareholders, directors, officers or their Affiliates (excluding the transactions between QH Group or its Affiliates and the company during the ordinary course of business) with a single or cumulative amount of more than RMB 50,000 in any accounting year;

(e)	to develop profit distribution plan or loss recovery plan of the company, or provide guarantee or financing for a third party other than the company;

(f)	to appoint or dismiss the accounting firms that audit the company’s financial statements, or change the company’s accounting policies；

(g)

to sell, transfer, license or otherwise dispose of the company’s patents, trademarks or other Intellectual Properties, or create any mortgage, pledge or other Encumbrance on all or part of the company’s Business, assets or rights;

(h)	to sell, pledge, transfer, directly or indirectly dispose of or dilute the interests of the company in any other company;

(i)	to carry out any other activities beyond the normal business scope of the company.

5.13	Price Protection Mechanism for QH Shares upon Expiration of the Lockup Period

Within a certain period of time upon expiration of the restricted shares trade period of QH Shares held by the Original Shareholders, QH Group shall protect the selling price as follows:

(1) For the Management Shareholders:

A. If within 12 months upon expiration of the restricted shares trade period (price protection period) of a batch of QH Shares held by the Management Shareholders, they want to sell their QH Shares and the tradable share price is less than USD10/share, the Management Shareholders can request QH Group to repurchase or compensate the difference at USD10/share.

The calculation method of difference to be compensated is as follows: Amount of difference to be compensated = USD10/share * Number of shares sold—Actual transaction price * Number of shares sold.

B. If during the price protection period, the Management Shareholders intend to sell the QH Shares they hold, they shall communicate with QH and reach a written agreement on the sale time, sale arrangement, whether compensation or repurchase is triggered, and compensation method during the price protection period, and implement in accordance with the agreed sale arrangement or repurchase/compensation arrangement. In principle, the agreement reached between QH Group and the Management Shareholder exercising the right of price protection shall ensure that the shares to be sold by the Management Shareholder will be fully realized, that is, sold (including difference compensation) or repurchased.

C. If during the price protection period, the Management Shareholders dispose of QH Shares they hold (including but not limited to sale in the secondary market, transfer by agreement, etc.) without prior written confirmation by QH Group, QH Group shall not be liable for repurchase/compensation.

(2) For Qifu Ventures:

A. Qifu Ventures shall have the right to request QH Group to repurchase in cash at USD10/share within 6 months upon expiration of the restricted shares trade period (price protection period) of QH Shares held by Qifu Ventures.

B. If Qifu Ventures wants to sell its QH Shares and the tradable share price is less than USD10/share, Qifu Ventures can request QH Group to compensate the difference at USD10/share:

The calculation method of difference to be compensated is as follows: Amount of difference to be compensated = USD10/share * Number of shares sold—Actual transaction price * Number of shares sold.

C. If during the price protection period, Qifu Ventures intends to sell the QH Shares it holds, it shall communicate with QH Group and reach a written agreement on the sale time, sale arrangement, whether compensation is triggered, and compensation method during the price protection period (the “Agreement on Share Disposal”), and implement in accordance with the agreed sale arrangement or compensation arrangement. In principle, the written agreement reached between QH Group and Qifu Ventures (the Agreement on Share Disposal) shall ensure that the shares to be sold by the shareholder will be fully realized, that is, sold (including difference compensation) or repurchased.

D. If during the price protection period, Qifu Ventures disposes of QH Shares it holds (including but not limited to sale in the secondary market, transfer by agreement, etc.) without prior written communication with QH Group and the Agreement on Share Disposal, QH Group shall be liable for neither difference compensation of the shares nor repurchase of the sold shares.

If QH Group fails to make a written reply (by sending to the email address listed in this Contract) within 3 Business Days after Qifu Ventures provides a written notice (by sending to the email address listed in this Contract) to QH Group, it shall be deemed that QH Group has confirmed and allowed Qifu Ventures to dispose of the shares.

If Qifu Ventures fails to reach the Agreement on Share Disposal with QH Group regarding the sale within 15 Business Days after providing a written notice (by sending to the email address listed in this Contract) to QH Group, Qifu Ventures and QH Group both agree that QH Group shall repurchase the shares advocated for sale in the notice from Qifu Ventures at USD10/share according to the provisions of A in this article.

Article 6     Management Shareholders, Target Company and Restrictions on Disposal of Shares of the Target Company

6.1

Notwithstanding any other provision of this Contract, without the prior written consent of QH Group, (i) the Target Company shall not and shall ensure that no Target Company shall sell, transfer, pledge, mortgage, encumber or otherwise dispose of, directly or indirectly, to any other Subject, any level of equity in the Target Company held or Controlled by it, (ii) the Management Shareholders shall not dispose of any equity in the Target Company held or Controlled by them by any means, including but not limited to selling, transferring, pledging, mortgaging, encumbering or otherwise disposing of, directly or indirectly, to any other Subject.

Article 7 Representations and Warranties

7.1	Joint Representations and Warranties

7.1.1	Each Party has all the appropriate rights, powers and authorizations necessary to enter into this Contract, to perform its obligations hereunder and to complete the contemplated transactions.

7.1.2	This Contract constitutes the legal, valid and binding obligations of the Parties and is enforceable in accordance with its terms.

7.1.3

The execution, delivery and performance of this Contract by each Party shall not and will not violate or contravene any Laws or Government Orders applicable to it or any binding agreements, contracts and other legal documents signed by it.

7.1.4

It has obtained the written consent, approval and authorization of any and all third parties necessary for the execution, delivery and performance of this Contract and the completion of transactions hereunder.

7.2	Representations and Warranties of the Target Company

For the purpose of facilitating the execution of this Contract by QH Group and as part of the consideration for the execution hereof, the Target Company hereby makes the following representations and warranties to QH Group that, to the best of its knowledge, are true, accurate, complete and not misleading in material respects:

7.2.1

The Target Company and each of the Target Company are limited liability companies legally established, validly existing and well qualified under the Laws of China, have all the rights and powers necessary to carry on the Businesses which they now carry on or propose to carry on, and meet the requirements of the relevant government regulatory agencies in Law, finance, management, technology, Intellectual Property, Business, company license and government regulations.

7.2.2

The registered capital of each Target Company has been fully paid in accordance with its articles of association and the provisions of Laws and regulations, and there is no outstanding investment commitment. The equity of the Target Company held by QH Group and the equity of other Target Companies directly and indirectly held by the Target Company are legally owned by them, and there is no Encumbrance or dispute, nor is there any judicial seal, judicial freeze or other rights restriction. No person other than QH Group has the right to purchase or acquire, orally or in writing, any equity, options or rights from any Target Company.

7.2.3

The Target Company and its Core Management do not directly or indirectly own or Control any other company, partnership, enterprise or other investment in competition with the Target Company. The Target Company does not currently own or Control, directly or indirectly, any interest in any other company, legal entity, partnership, trust, joint venture, association or other Business entity, is not a party to any joint venture, partnership or similar arrangement, and has no any present or potential obligation to engage in such arrangement or to make any equity investment.

7.2.4

All corporate actions required to be taken by the board of directors and the shareholders’ meeting of the company to authorize the Target Company to sign the Transaction Documents to which it is a party and for the capital increase have been taken or will be taken prior to the Closing. All corporate procedures necessary for the execution and delivery of the Transaction Documents, the performance by the Target Company and each of the Target Company of all obligations to be performed at the time of Closing according to the Transaction Documents and the capital increase have been taken or will be taken prior to the Closing. When the Transaction Documents are executed and delivered by QH Group, the Original Shareholders and the Target Company, such Transaction Documents shall constitute valid and statutory binding obligations on the Target Company and the Original Shareholders and shall be enforceable against them in accordance with their terms.

7.2.5

There is no pending or potential lawsuit, arbitration, administrative penalty, claim, investigation or other legal proceedings brought by any third party, court, government agency or arbitration body against or in connection with the Target Company, nor is there any unenforced ruling and judgment which would have a material impact on the Business operations of the Target Company.

7.2.6	Claims and debts

(1)

The Target Company undertakes to have no undisclosed debts prior to Closing. Any undisclosed debts (including but not limited to litigation, tax, labor disputes, operating and non-operating Liabilities, guarantees or joint and several liabilities) shall be borne by the Management Shareholders. If any loss is caused to QH Group, the Management Shareholders shall be jointly and severally liable for compensating QH Group.

(2)

After the equity change, when the aforesaid loss occurs, QH Group shall have the right to deduct the relevant expenses from the agreed payment for the Transfer of Original Equity and the Increased Capital which have not yet been paid to the Target Company and the Management Shareholders. If all the payments have been made by QH Group at the time, the Target Company and its Management Shareholders shall fully compensate such loss to QH Group after such loss is confirmed, and transfer the full amount of compensation to the account designated by QH Group within five Business Days upon receipt of the written notice from QH Group; otherwise, they shall pay liquidated damages equal to 1‰ of the full amount of compensation to QH Group for each day delayed.

(3)

Debts not reflected in the due diligence report, including but not limited to wages in arrears, social insurance, payments to suppliers, litigation contingent losses, labor disputes losses, traffic accidents and accidental injury losses, etc., shall be borne by the Management Shareholders of the Target Company.

7.2.7

The execution and performance of this Contract by the Target Company, the Original Shareholders and the Founder, the establishment and the business activities after the establishment of each Target Company have not violated any agreements signed by each of them or binding commitments (including but not limited to obligations of confidentiality and non-competition), nor will them constitute an infringement upon the legal rights of any third party.

7.2.8

The employees, consultants and independent partners of the Target Company have not infringed upon the legal rights of their former employers or other Intellectual Property holders, have not violated the obligations of confidentiality, non-competition, non-solicitation and other obligations agreed with the corresponding Target Company, former employer and any other third party, and have not been bound by contract or Government Order to be unable to serve the interests of the Target Company or have not conflicted with the interests of the Target Company.

7.2.9

The Target Company has complied with relevant Laws and regulations in its operation (including but not limited to Laws and regulations related to medical institutions, environmental protection, labor, anti-unfair competition and anti-commercial bribery), and all aspects of the Business of the Target Company comply with the requirements of Laws and Government Orders. Each Target Company has paid all Taxes on time and in full, all tax statements, reports and forms required to be filed by the Target Company (the “Tax Statements”) have been provided to the competent government authorities in a timely manner, and all Tax Statements accurately reflect the tax burden of the Target Company in all material respects in respect of the period, property or event recorded. All taxes, including taxes on the Tax Statements or any taxes that the government considers to be payable by the Target Company, or taxes levied on the property, assets, capital, turnover or income of the Target Company, have been paid in full (other than taxes fully reserved in the relevant management statements). There are currently no pending or potential inspections, inquiries or audits against the Target Company by any competent authority. All taxes that should be withheld by the Target Company in accordance with the Law have been withheld and handed over to the competent government authority, or are properly kept by the Target Company. The Target Company has no other tax liability or obligation of any nature, unless such tax liability or obligation is (i) fully reflected in the management statement or (ii) incurred in the ordinary course of business activities since the base date (as defined below).

7.3

The Business of the Target Company is conducted normally and there is no judgment of any Chinese court declaring the company or any Target Company bankrupt or insolvent (or under similar circumstances). There are no pending proceedings against the bankruptcy or insolvency (or similar circumstances) of the company or any Target Company, and no third party is about to initiate such proceedings. No request has been made for the termination, liquidation or dissolution of the company or any Target Company, nor has any resolution been passed concerning the liquidation or dissolution. The Target Company has the ability to meet its debt-service obligations when the debt becomes due and its assets are sufficient to cover all of its debts.

7.3.1

All Major Contracts of the Target Company are legal and valid, binding and enforceable on all parties to the contracts. Each Target Company has complied with or performed such contracts without any circumstances which would constitute a material breach, cancellation or invalidation of the contracts, and no notice has been given to any Target Company of any attempt to terminate such contracts. There are no outstanding agreements or arrangements as follows to which the Target Company is a party: (1) any agreement or arrangement requiring the allotment or issue of any shares, equity, bonds or other securities of the Target Company now or at any time in the future; (2) any joint venture, partnership or profit-sharing (or loss-sharing) agreement or arrangement; (3) any contract, agreement or other arrangement granting to any person any right of first refusal to purchase material assets or property or any equity of the Target Company (other than purchase in the normal course of business consistent with past practice); or (4) any other agreement or arrangement which has or may have a material impact on the financial or Business condition or prospects of the Target Company.

7.3.2

Any shareholder, director, senior officer or employee of the Target Company, or their respective spouse or child, or any Affiliate of any such person, and the Target Company: (i) have not entered into any contract, undertaking or have not made, are not making or do not propose to make any transaction; (ii) do not, directly or indirectly, have any debts either in one direction or in both directions (except for wages currently unpaid), and have not undertaken to provide loans or guarantees; (iii) do not, directly or indirectly, have an interest in or have a material Business relationship with the Target Company and the contracts entered into by the Target Company; (iv) do not have any direct or indirect ownership interest in any enterprise or company associated with, having a Business relationship with, or competing with the Target Company (except subjects acquiring not more than 1% of the shares through the public share market), or Control such enterprise by loan, agreement or otherwise, or serve as senior officer, director or partner in such enterprise.

7.3.3	Staff matters

(1)

At the time of execution of this Contract, the Core Management of the Target Company assumes no obligation under any contract (including any license or commitment of any nature) or other agreement, and is not subject to any judgment, ruling or order of any court or administrative authority which would seriously interfere with the employee’s ability to act in the interests of the company or conflict with the Business of the Target Company. The Target Company has signed legal and valid labor contract, confidentiality and Intellectual Property agreement and non-competition agreement with it that are satisfactory to the Parties in form and content.

(2)

The Target Company has not defaulted in paying any wage, remuneration, bonus and reimbursement amount to any of its employees. The Target Company has complied in all material respects with all applicable Laws relating to the employment relationship, including Laws relating to wages, hours of work, taxes paid and withheld and other amounts required by Law.

(3)

The Target Company has paid relevant expenses on time in accordance with relevant Laws and regulations and employee benefit plan, including but not limited to the share of social insurance and housing provident fund required to be paid by it. The Target Company has withheld and paid to the relevant Government Departments the full amount required to be withheld from its employees.

(4)

No Core Management or key personnel intends to terminate the employment relationship with the Target Company, and the Target Company currently has no intention to terminate the employment relationship with any of the aforementioned personnel.

(5)	There is no pending or potential labor dispute involving the Target Company that may have a Material Adverse Effect.

7.3.4	Except for the leased real estate, the Target Company has right that is complete and of market value to all its property, rights and assets without any security or other Encumbrance thereon.

7.3.5

As of the Closing Date, the Target Company has not received any notice from its major customers, suppliers and partners indicating that at any time after the Closing Date, they will cease to use the products or services of the Target Company or other Business relationship with the Target Company, or materially reduce the use of the products or services or change the Business relationship, nor does the Target Company have any reason to believe that such circumstances are likely to occur or that the transactions contemplated hereunder would result in such circumstances.

7.3.6

Any facts which may have a Material Adverse Effect in relation to the Target Company or Business have been fully disclosed to QH Group, do not contain any false statement of material facts, and have not omitted material facts necessary to avoid making such statements misleading. This Contract, any other Transaction Document, or any delivery document delivered to QH Group pursuant to this Contract or any other Transaction Document, or any other information, in written or electronic form, provided by the Management Shareholders, the Target Company or others entrusted by the Target Company to QH Group or its advisers in the course of QH Group’s due diligence and negotiation of this Contract and other Transaction Documents, contains no information that is untrue, inaccurate, incomplete or misleading, and has not omitted in any material respect any information that would make the information set forth in such documents untrue, inaccurate, incomplete or misleading.

7.3.7

Separate representations and warranties: Each representation and warranty shall be deemed to be a separate representation or warranty and (except where expressly provided to the contrary) shall not be limited in any way by reference or generalization to the terms of any other representation or warranty or to any other provision of this Contract.

Article 8 Confidentiality

8.1	Confidential Obligation

Each Party undertakes and shall cause its Affiliates, its management, directors, employees, agents, representatives, accountants, legal counsel and other professional advisers to treat and keep confidential (and not disclose or provide access to any Subject) all of the following information: (i) the terms of this Contract and other Transaction Documents and the negotiation with respect to this Contract and any other Transaction Documents; and (ii) all other confidential or proprietary information provided by other Parties in relation to Trade Secrets, technologies, copyrights, patents, trademarks, pricing and marketing schemes, details of customers and consultants, business plans, business acquisition schemes, new personnel recruitment schemes and all other confidential or proprietary information relating to the other Parties and their respective Affiliates.

8.2	However, the confidential obligation provided for in this Article shall not apply to:

8.2.1	Any information independently developed by any Party or obtained from any third party provided that such third party has the right to disclose such information;

8.2.2

Any information required to be disclosed by a binding judgment, order, requirement, rule or regulation of a Law, court or Government Department, provided that it shall notify QH Group in advance within a reasonable time prior to the disclosure;

8.2.3	Any information confidentially disclosed to any Party’s professional advisers or reasonably required to be disclosed for the purpose of evaluating such Party’s investment in the Target Company;

8.2.4	Information disclosed to any prospective lender or investor with the prior written consent of QH Group and the Target Company;

8.2.5	Information that has entered the public domain (other than as a result of a violation of this Article);

8.3	No Publicity

Each Party shall not and shall ensure that its Affiliates not make any public announcement or notice relating to the existence or content of this Contract and any other Transaction Documents without prior written approval of QH Group. The said provision shall not affect any notice required by any Law or regulatory authority, provided that the Party obligated to make such public announcement or notice shall, to the extent reasonably practicable, consult with QH Group before complying with such obligation.

Article 9 Miscellaneous

9.1	Liabilities for Breach

9.1.1

Any Party shall be in breach of this Contract if it fails to perform or suspends to perform its obligations hereunder or if any representation and warranty made by such Party is untrue or inaccurate in any material respect.

9.1.2

The breaching Party shall commence to remedy the non-performance within seven (7) days of receipt from the other Party of a written notice to that effect, which must reasonably specify the nature of the alleged breach, and shall complete the remedy within thirty (30) days of receipt of such notice. Meanwhile, if the other Parties suffer any expense, responsibility, or loss due to the breach by any Party, the breaching Party shall indemnify and hold the non-breaching Party harmless from and against the said expenses, responsibilities or losses (including but not limited to interest paid or lost as a result of breach and attorney fees, but excluding consequential losses of any nature).

9.1.3

Without limit to the general applicability of the foregoing provisions, in the event of any inaccuracy or breach by any Party of any representation, warranty, undertaking or covenant in this Contract or in any document or other evidence delivered by such Party under this Contract, such Party shall indemnify, coordinate and hold harmless the other Parties from and against any and all claims, losses, liabilities, damages, judgments, fines, settlement amounts, costs or expenses arising out of or in connection therewith (including interest, penalties and costs, loss of interest, fees and reimbursements of lawyers, experts, officers and consultants of any Indemnified Party incurred or otherwise incurred in any action or proceedings between the Indemnifying Party and any Indemnified Party or between any Indemnified Party and any third party).

9.1.4	Without limit to the general applicability of the foregoing provisions, the Target Company undertakes that

(1)

it shall fully indemnify and hold QH Group harmless from and against any liability, loss, damage, claim, expense and expenditure, interest, judgement, decision and penalty (including but not limited to the fees and expenses of lawyers and consultants, or the compensation and indemnity made to any third party (including its Affiliates, associates and employees), and also including part of the “loss” indirectly suffered by the Indemnified Party due to the related losses of the Target Company) suffered by QH Group or its Affiliates, senior officers, directors, employees, professional consultants and agents (each a “Indemnified Party”) arising out of or in connection with the following:

(a)

In addition to any Claims against the Target Company or any Claims or causes of action of any third Party that has been disclosed to or become known to QH Group prior to the Closing, all losses suffered or incurred by the Indemnified Party or the Target Company as a result of any Claim by any Subject or any Claim or cause of action by any third Party, provided that such Claim or cause of action is due to all losses that may arise or exist prior to the Closing as a result of any act, omission, event, condition, obligation or liability of the company, the Target Company or any of its Affiliates, directors or employees.

(b)	All losses incurred by the Target Company as a result of any breach of applicable Laws and regulations occurring or existing prior to the Closing.

(c)

Notwithstanding the foregoing provisions, the Target Company shall indemnify and hold QH Group harmless in full for all losses incurred by QH Group due to the occurrence or existence of any of the following matters prior to the Closing, whether disclosed to QH Group or known to QH Group prior to the Closing, including:

(i)

All possible losses caused by the violation of relevant Laws and regulations (including but not limited to the relevant provisions of local administrative licensing) by the relevant Business or service of the Target Company;

(ii)

All possible losses arising from the violation of relevant Laws and regulations (including but not limited to tax, anti-unfair competition and/or anti-commercial bribery) by the Target Company in relation to its Business arrangements;

(iii)	All possible losses caused by violation of labor and social security Laws and regulations by the Target Company;

(iv)

All losses that may be caused by the violation of the Target Company of relevant environmental Laws and regulations (including but not limited to the relevant provisions on environmental acceptance, sewage discharge permit and medical waste disposal).

(2)

The Target Company acknowledges and agrees that the provisions of this Contract in respect of indemnity shall not be the sole remedy available to QH Group in the event of breach by the Target Company, Management Shareholders and/or the Target Company of its representations and warranties hereunder or failure to perform and comply with any of its undertakings and covenants hereunder. If the Management Shareholders, the Target Company and/or the Target Company fail to perform or even breach any provision of this Contract, QH Group may seek any other rights or remedies that it may claim based on this Contract or any other Transaction Documents and applicable Laws of China.

9.2	Effectiveness and Term

This Contract shall come into force from the Date of Signing and shall be fully binding upon all Parties hereto.

9.3	Termination

9.3.1	Notwithstanding anything to the contrary in this Contract or other Transaction Documents, this Contract may be terminated prior to the Closing under any of the follow circumstance:

(1)

If Closing does not occur within sixty (60) days after the execution of this Contract, the Company, the Target Company and QH Group may terminate this Contract by giving written notice to the other Parties, provided, however, that if the failure of Closing on or before that date is caused by or results from the failure of any Party to perform any of its obligations hereunder, such Party shall have no right to terminate this Contract under Article 9.3.2;

(2)

Any Party may terminate this Contract by giving a written notice to the other Parties if, during the period from the Date of Signing hereof to the Closing Date: (i) an event or circumstance occurs which has caused or is reasonably expected to cause Material Adverse Effects; (ii) any representation and warranty of the Target Company contained herein is found untrue or inaccurate so that it fails to satisfy the conditions listed in Article 2.2; (iii) any Party fails to comply with any of the covenants or provisions of this Contract that it should comply with; or (iv) the Target Company is transferred as a whole for the benefit of creditors, or any proceedings is brought by or against the Target Company resulting in the Target Company’s declaration of an insolvency proceeding, or intention of liquidation, winding up, reorganization or restructuring of its debts under any Law in respect of bankruptcy, insolvency or restructuring;

(3)	The Parties unanimously agree to terminate this Contract in writing;

(4)

If the Target Company and the Management Shareholders materially breach any provision of this Contract or any other Transaction Documents and fail to remedy such breach within thirty (30) days after QH Group serves a notice of breach, QH Group may terminate this Contract and the transactions contemplated hereunder;

(5)

If QH Group materially breaches any provision of this Contract or any other Transaction Documents and fails to remedy such breach within thirty (30) days after the Company or QH Group serves a notice of breach, the Target Company may terminate this Contract and the transactions contemplated hereunder;

(6)

Any Party may terminate this Contract if any Governmental Department issues any order, decree or ruling, or has taken any other action to restrict, block or otherwise prohibit the transactions contemplated hereunder, and such order, decree, ruling or other action is final and not subject to reconsideration, prosecution or appeal.

In the event of unilateral termination of this Contract, the entitled Party shall immediately give a written notice to the other Parties, and this Contract shall be terminated upon such notice is served to the other Parties.

9.3.2

If this Contract is terminated in accordance with Article 9.3.1, this Contract shall no longer have legal effect, but the rights and obligations of the Parties hereunder shall survive the termination hereof and shall be fully binding upon the Parties. The remedies of the Parties arising from any breach prior to the termination of this Contract or the dissolution and liquidation of the Company shall continue in full force and effect. No Party shall be liable to any other Party for the termination of this Contract except for such Party’s liability for breach.

9.3.3

Subject to any other provisions hereof, if any shareholder ceases to hold any share in the Target Company as a result of the equity transfer, such shareholder shall cease to be a Party hereto (the party succeeding the share held by such existing shareholder shall be bound by the terms of this Contract), provided that such shareholder’s obligations hereunder shall remain in force and shall continue to be liable for any breach prior to the equity transfer.

9.4	Notice

Any and all notices, demands or other communications given, delivered or made under this Contract shall be in writing and delivered or mailed to the following address of the Parties (or such other address as the addressee may specify in writing to the other Parties ten (10) days in advance) or to an e-mail address.

To QH Group:

Email: ****

To the Target Company and the Management Shareholders:

Email: ****

To Qifu Ventures

Email: ****

9.5	Governing Law

The execution, effectiveness, interpretation, performance, modification and termination of this Contract and the dispute settlement hereunder shall be governed by the Laws of China.

9.6	Dispute Settlement

Any dispute, contradiction or claim arising out of or in connection with the performance, breach, termination or invalidation of this Contract shall be submitted to the Beijing Arbitration Commission for arbitration in Beijing. The arbitration result shall be final and binding upon all disputed Parties.

9.7	Entire Agreement

This Contract, including its appendixes, shall constitute the entire agreement among the Parties with respect to the proposed shares transfer and capital increase of the company, and shall supersede any and all prior oral or written letters of intent, memoranda of understanding or contracts among the Parties, and shall be in preference to any subsequent agreements entered into solely for the purpose of completing the equity transfer and the relevant government approval for capital increase.

9.8	Annexes

The annexes hereto and other documents delivered hereunder hereby constitute an integral part of this Contract as if they are set forth in full herein. In case of any inconsistency between the provisions of this Contract and the annexes hereto, the provisions of this Contract shall prevail.

9.9	Successor and Assignee

Subject to the provisions of this Contract, this Contract shall be binding upon the Parties and their respective successors and permitted assigns and ensure the benefit of their respective successors and permitted assigns. In the event of such succession and transfer, each Party shall cause their respective successors and assigns to enter into a succession agreement acceptable to the Parties.

9.10	Severability

If any one or more provisions of this Contract are held to be invalid, illegal or unenforceable in any respect under any applicable Law or regulation, the validity, legality or enforceability of the remaining provisions of this Contract shall not in any way be affected or impaired. The Parties shall negotiate with each other to replace such invalid, illegal or unenforceable provisions with new provision that are legal, valid and acceptable and consistent with the Parties’ original intention hereunder.

9.11	Further Assurance

Each Party agrees to timely execute such documents and take such further action as is reasonably necessary or practicable for the performance of the provisions and purposes of this Contract.

9.12	Waiver/Modification

No Party’s failure to exercise or delay in exercising any right, power or remedy under this Contract (each a “Right”) shall constitute its waiver of such Right, nor a Party’s exercise of any Right for a single time or partially exercise of any Right shall prevented it from further exercising such Right or exercising any other Rights. The rights hereunder are cumulative and do not exclude any other rights (whether statutory or otherwise). Any express waiver of a breach of this Contract hereunder shall not constitute a waiver of any subsequent breach of this Contract. No change hereto (including any modification or amendment hereto) shall take effect unless it is made by the authorized representative of each Party in writing and has been submitted to and approved by the relevant Government Departments (if necessary).

9.13	Expense

The Target Company shall bear the expenses related to the investment, including but not limited to the expenses for hiring outside counsels, accountants and investment advisers, as well as the expenses required for the establishment, change of the Target Company and other registration, filing and examination and approval required by relevant Government Departments.

9.14	Tax

Unless otherwise agreed by the Parties, each Party shall, in accordance with the Laws of China, bear its own taxes in connection with the conclusion and performance of this Contract and any other agreements, documents and instruments contemplated hereunder.

9.15	Counterparts

This Contract is written in Chinese in six (6) copies, with one (1) held by the Target Company and the Original Shareholders respectively, and two (2) held by QH Group. Each signed copy shall have the same legal effect.

IN WITNESS WHEREOF, this Contract has been executed by the Parties on the date first above written.

(Remainder of this page is intentionally left blank.)

Signature page for QH Group

QH Group (Seal): Beijing Quhuo Technology Co., Ltd.

Legal Representative (Signature): /s/ Beijing Quhuo Technology Co., Ltd.

Signature page for the Target Company and the Management Shareholders

Target Company (Seal): Lailai Information Technology (Shenzhen) Co., Ltd.

Legal Representative (Signature): /s/ Lailai Information Technology (Shenzhen) Co., Ltd.

Founder: Luo Haizhou

Signature: /s/ Luo Haizhou

Shenzhen Taohaohuo Technology Partnership (Limited Partnership) (Seal):

Legal Representative (Signature): /s/ Shenzhen Taohaohuo Technology Partnership (Limited Partnership)

Signature page for Qifu Ventures

Changsha Xiangjiang Qifu Hongtai Private Equity Fund (Limited Partnership) (Seal)

Legal Representative (Signature): /s/ Changsha Xiangjiang Qifu Hongtai Private Equity Fund (Limited Partnership)

Annex 1	Equity Structure of the Company as at the Date of Signing (before Closing)

Annex 2	Equity Structure of the Company after Closing

Annex 3	Amended Articles of Association of the Company after Closing

Annex 4	List of Core Customers

Annex 5	List of Core Management

Annex 6	List of Key Employees

Annex 7	Operating Budget and Management Performance Commitment for 2021-2023

Supplementary Agreement to the Equity Investment Agreement

Beijing Quhuo Technology Co., Ltd., Lailai Information Technology (Shenzhen) Co., Ltd., Luo Haizhou, Shenzhen Taohaohuo Technology Partnership (Limited Partnership), and Changsha Xiangjiang Qifu Hongtai Private Equity Fund Enterprise (Limited Partnership) concluded the Equity Investment Agreement and its annex (the “Original Agreements”) on October 12, 2021. Now, since Shenzhen Taohaohuo Technology Partnership (Limited Partnership) have been relocated to Shanghai and renamed as “Shanghai Huazui Technology Partnership (Limited Partnership)”, Luo Haizhou transferred its equity to Shanghai Taohuo Enterprise Management Center (Limited Partnership), the Parties have jointly entered into this Supplementary Agreement (this “Agreement” )as follows.

In accordance with the Contract Law of the People’s Republic of China and other relevant laws of China, Party A and Party B, following the principle of equality, voluntariness and honesty and through friendly negotiation, reach the following agreement on the amendment and supplements to the Original Agreements for mutual compliance.

Article 1	The Parties agree that Luo Haizhou transfers all the equity held by it in Lailai Information Technology (Shenzhen) Co., Ltd. to Shanghai Taohuo Enterprise Management Center (Limited Partnership), and such transfer has been officially approved by the original shareholders’ meeting of Lailai Information Technology (Shenzhen) Co., Ltd.

Article 2	[Reserved]

Article 3	Shanghai Taohuo Enterprise Management Center (Limited Partnership) shall unconditionally undertake all the responsibilities and obligations of Luo Haizhou under the Original Agreements, and Luo Haizhou shall bear joint and several liabilities for Shanghai Taohuo Enterprise Management Center (Limited Partnership)’s fulfiment of the responsibilities and obligations under the Original Agreements.

Article 4	Shenzhen Taohaohuo Technology Partnership (Limited Partnership) will be relocated to Shanghai and renamed as “Shanghai Huazui Technology Partnership (Limited Partnership)”. See the attachment for its business license after the change.

Article 5	Relevant responsibilities and obligations of Luo Haizhou as the founder and management of Lailai Information Technology (Shenzhen) Co., Ltd. agreed in the Original Agreements shall remain unchanged.

Article 6	Shanghai Taohuo Enterprise Management Center (Limited Partnership), Luo Haizhou and Shanghai Huazui Technology Partnership (Limited Partnership) undertake to pay the income tax involved in the transaction legally and legally, and, in case of any losses (including but not limited to economic losses and administrative penalties) caused to the Quhuo Group due to tax issues, to to compensate the Quhuo Group for all such losses (including but not limited to the costs incurred to deal with the above events).

Article 7	In case the closing cannot be completed, or canot be completed to the satisfaction of the Quhuo Group as agreed under the Original Agreements after Luo Haizhou transfers its equity in accordance with Article 2 hereof, Shanghai Taohuo Enterprise Management Center (Limited Partnership), Luo Haizhou and Shanghai Huazui Technology Partnership (Limited Partnership) shall bear joint and several liability to compensate Quhuo Group for all costs and losses incurred thereby.

Article 8	A new paragraph shall be added to Article 2.2 “Conditions for Closing” of the Original Agreements as follows:

(7) Luo Haizhou completes the procedures for industrial and commercial registration of change with respect to its transfer of equity to Shanghai Taohuo Enterprise Management Center (Limited Partnership), and it is confirmed by Quhuo Group that there is no legal and tax defect.

Article 9	Article 2.2.3 (2) of the Original Agreements shall be amended to read as follows:

Closing by cash

QH Group shall, on the Closing Date, transfer the Increased Capital by telegraphic transfer to the account designated by the company in writing in the form of immediately available RMB funds.

QH Group shall, on the Closing Date, transfer the cash consideration for the Transfer of Original Equity of Changsha Xiangjiang Qifu Hongtai Private Equity Fund Enterprise (Limited Partnership) by telegraphic transfer to the account designated by the company in writing in the form of immediately available RMB funds.

QH Group shall pay the cash consideration for Transfer of Original Equity of Shanghai Huazui Technology Partnership and Luo Haizhou in two installments. The first installment, i.e. 80% of the cash consideration shall be paid on the Closing Date. The seceond installment, i.e. 20% of the cash consideration, shall be paid after Shanghai Taohuo Enterprise Management Center (Limited Partnership) and Shanghai Huazui Technology Partnership obtain the income tax payment certificate with respect to this Transaction.

Upon payment by QH Group to the account designated by the company and receipt of the full amount by the company and the Original Shareholders, QH Group shall be deemed to have fully performed its obligation of payment hereunder.

After Closing by cash, the Target Company shall or shall cause other related Parties to deliver the following documents to QH Group respectively on the Closing Date:

(a)	a receipt of the payment, showing that the recipient has received the payment from QH Group;

(b)

a register of shareholders bearing the official seal and signature of the legal representative of the Target Company, showing that the Parties have registered in the register of shareholders the same proportion of equity as set out in Annex 2 and that there are no Encumbrances on the equity of the Target Company;

(c)	capital contribution certificate of shareholders, showing that QH Group’s equity ratio is as set out in Annex 2;

(d)

original resolution duly and validly passed at the shareholders’ meeting of the Target Company, showing that: it has approved and authorized the conclusion of this Contract and has consented to the capital increase and equity transfer provided for herein; the amended articles of association have been adopted; the composition of the new board of directors has been adopted; the original must be confirmed by the legal representative and affixed with the official seal of the Target Company;

(e)	originals of this Contract, the amended articles of association and other attachments necessary for completion of Closing signed by the Parties concerned;

(f)

a letter of consent or similar document of the Original Shareholders of the Target Company agreeing to waive their pre-emption rights and rights of first refusal in respect of the capital increase and equity transfer;

(g)	all the information required for industrial and commercial change;

(h)

a certificate signed by the Target Company, the Founder and the legal representative and affixed with the official seal of the Target Company, showing that all the conditions set forth in Article 2.2.2 have been satisfied; and

(i)	other approvals, certificates and documents to be delivered to show that all the conditions set forth in Article 2.2.2 have been satisfied.

Article 10 Annex 2 shall be change to read as follows:

The equity structure of the Company after the Closing of this investment is shown as follows:

Shareholder’s Name	Registered Capital (RMB 0,000)	Paid-in Capital (RMB 0,000)	Registered Equity Ratio (%)
Shanghai Taohuo Enterprise Management Center (Limited Partnership)	72.9780	72.9780	28.3794%
Shanghai Huazui Technology Partnership (Limited Partnership)	44.7335	44.7335	17.3958%
Beijing Quhuo Technology Co., Ltd.	139.4398	139.4398	54.2248%
Total	257.1513	257.1513	100.0000%

Article 11	After the signing of this Agreement, the Target Company shall amend its Articles of Association after Closing and have it confirmed by Quhuo group.

Article 12	Except for the terms agreed herein, other terms of the Original Agreements shall remain unchanged. As a supplementary agreement to the Original Agreements, this Agreement shall have the same legal effect as the Original Agreements. In case of any inconsistency between this Agreement and the Original Agreements, this Agreement shall prevail.

Article 13	This Agreement is made in six (6) copies, with each party holding one of them which shall have the same legal effect.

Signature page for Beijing Quhuo Technology Co., Ltd

Beijing Quhuo Technology Co., Ltd. (Seal)

Legal/Authorized Representative (Signature): /s/ Beijing Quhuo Technology Co., Ltd.

Signature page for the Target Company and the Management Shareholders

Lailai Information Technology (Shenzhen) Co., Ltd. (Seal)

Legal/Authorized Representative (Signature): /s/ Lailai Information Technology (Shenzhen) Co., Ltd.

Luo Haizhou (Signature): /s/ Luo Haizhou

Shanghai Huazui Technology Partnership (Limited Partnership) (Seal)

Legal/Authorized Representative (Signature): /s/ Shanghai Huazui Technology Partnership (Limited Partnership)

Shanghai Taohuo Enterprise Management Center (Limited Partnership) (Seal)

Legal/Authorized Representative (Signature): /s/ Shanghai Taohuo Enterprise Management Center (Limited Partnership)

Signature page for Changsha Xiangjiang Qifu Hongtai Private Equity Fund (Limited Partnership)

Changsha Xiangjiang Qifu Hongtai Private Equity Fund (Limited Partnership) (Seal)

Legal/Authorized Representative (Signature): /s/ Shanghai Taohuo Enterprise Management Center (Limited Partnership)